Exhibit 99.1

Contact: Stewart E. McClure, Jr.

President & CEO

908.630.5000

William S. Burns

Chief Financial Officer

908.630.5018

SOMERSET HILLS BANCORP REPORTS

2010 SECOND QUARTER AND SIX-MONTH EARNINGS;

NET INCOME UP 46.6% ON A SEQUENTIAL QUARTER BASIS;

DECLARES CASH DIVIDEND OF $0.05 PER SHARE

BERNARDSVILLE, N.J., July 22, 2010 (GLOBE NEWSWIRE) -- Somerset Hills Bancorp (Nasdaq:SOMH) (the “Company”), parent company of Somerset Hills Bank (the “Bank”), reported net income available to common stockholders of $601,000, or $0.11 per diluted share, for the quarter ended June 30, 2010 versus $74,000, or $0.01 per diluted share, for the second quarter of 2009 and $410,000, or $0.07 per diluted share, for the first quarter of 2010. For the first six months of 2010, net income available to common stockholders was $1.0 million, or $0.18 per diluted share, versus $600,000, or $0.11 per diluted share, for the first six months of 2009.

Prior year net income available to common stockholders was negatively impacted by $257,000 for the second quarter of 2009 and by $350,000 for the first six months of 2009 due to accretion, dividends, and repurchase premium related to $7.4 million of preferred stock issued in January 2009 to the U.S. Treasury under the Capital Purchase Program. During the second quarter of 2009, the Company repurchased all shares of preferred stock and warrants issued to Treasury, thus eliminating any dilutive effect in prospective periods. Net income (which excludes the aforementioned items) for the second quarter 2010 increased by 81.6% and 46.6% from the second quarter of 2009 and first quarter of 2010, respectively.

Stewart E. McClure, Jr., President and CEO stated, “We again are very pleased with quarterly results and progress, which reflect continued sound asset quality metrics, strong capital and improved profitability ratios. Our nonperforming assets at quarter-end remain very low at just 0.11% of total assets, while our loans past due 30 to 89 days, measured as a percent of total loans, remained constant at only 0.09%. There were no new nonaccrual loans and no charge-offs during the quarter, and our allowance grew to 1.54% of total loans and 876% of nonaccrual loans.” Mr. McClure continued, “Our profitability is improving, as well. Return on assets for the quarter increased to 0.79%, reflecting a sequential widening of our net interest margin, which is now in excess of 4%, and a decline in operating expenses. Our liquidity remains high by historical standards and with a strong tangible common equity ratio in excess of 12%, we stand well-positioned to benefit from increased loan demand as the economy recovers. Our balance sheet continues to be asset-sensitive, that is, we currently expect net interest income to increase should interest rates rise.”

Net interest income on a fully taxable equivalent basis for the 2010 second quarter totaled $2.9 million, an increase of $307,000, or 11.9%, from $2.6 million earned in the year ago quarter. The increase in net interest income was largely due to a widening of the net interest margin which increased by 55 basis points to 4.06% in the current quarter from 3.51% in the prior year quarter. Partially offsetting the wider margin was a decrease in average interest-earning assets, which were $285.5 million for the second quarter 2010, down 3.3% from $295.3 million in the second quarter of 2009. For the first half of 2010, net interest income on a fully taxable equivalent basis was $5.6 million and the net interest margin was 3.90%, up from $5.2 million and 3.64% for the first half of 2009. Average interest-earning assets decreased slightly to $287.3 million for the first six months of 2010 from $289.6 million for same period one year ago. The increases in the net interest margin for the three- and six-month periods versus last year were primarily due to a reduction in rates paid for deposits and an improved deposit mix weighted more towards transaction accounts. The decline in average-earning assets reflected a general lack of demand for loans, consistent with a struggling economy.

Non-interest income decreased by $231,000 to $485,000 in the second quarter of 2010, from $716,000 in the second quarter of 2009, primarily due to a $251,000 decline in gains on sales of residential loans at Sullivan Financial Services, Inc., a wholly-owned mortgage banking subsidiary of the Bank, which originates loans for sale strictly on a pre-sold flow-basis. Sullivan’s revenue was down due to significantly lower refinancing activity in the current quarter versus the second quarter 2009. Partially offsetting the reduction in mortgage banking revenue were higher banking and wealth management fees. For the six months ended June 30, 2010, non-interest income was $907,000, down $880,000 from $1.8 million earned during the first six months of 2009. Bank owned life insurance income was significantly lower in 2010, as the bank received $568,000 on a life insurance policy in 2009 in connection with the death of its former CFO. In addition, gains on sales of residential mortgage loans declined by $349,000 versus the same period one year ago, due to the reduction in refinancing activity. Partially offsetting these declines were higher banking and wealth management fees. We expect the Bank’s revenues to be unaffected by recent legislation aimed at curtailing debit card overdraft charges, as our consumer-friendly policy has historically been to not automatically charge for these types of overdrafts.

Non-interest expenses decreased by $220,000, or 8.3%, to $2.4 million in the second quarter of 2010 from $2.6 million in the second quarter of 2009. FDIC insurance assessment expense declined by $174,000 largely due to a special assessment incurred during last year’s second quarter. In addition, management’s continued cost containment efforts have yielded cost savings in all areas of the Bank’s operations, with a particular emphasis on occupancy expenses and legal and professional advisory fees. For the six months ended June 30, 2010, non-interest expense was $4.9 million, down $436,000, or 8.2%, from the first six months of 2009. The decrease for the six-month period comparison was due to the 2009 FDIC special assessment, a 2009 non-recurring $183,000 charge for retirement plan liability, and management focus on cost control.

The Company recorded provisions for income taxes of $291,000 and $446,000 for the second quarter and first half of 2010, respectively versus $114,000 and $33,000 for the second quarter and first half of 2009, respectively. The effective tax rates were 32.6% and 30.6% for the second quarter and first half of 2010, respectively versus 25.6% and 3.4% for the second quarter and first half of 2009, respectively. The increase in the effective tax rates this year versus last was due to an increase in income from taxable sources, whereas recurring non-taxable income has remained relatively constant. In addition, pretax income for the first half of 2009 included a tax-free $568 thousand death benefit payment on bank owned life insurance, which resulted in a very low effective rate for the applicable period.

For the second quarter of 2010, there was no provision for loan losses and a net $3,000 of recoveries of loans previously charged-off, while for the second quarter of 2009, the provision for loan losses was $150,000 and there were no net charge-offs. For the first six months of 2010, the provision for loan losses was $75,000 and there were $3,000 in net recoveries, while for the first six months of 2009, the provision for loan losses was $600,000 and net charge-offs were $646,000. The allowance for loan losses at June 30, 2010 was $3.2 million, representing 1.54% of total loans. At June 30, 2009 the allowance was $2.8 million, representing 1.33% of total loans. Non-accrual loans at June 30, 2010 totaled $364,000, representing 0.18% of total loans, up from $119,000, or 0.06% of total loans one year ago. The non-performing asset ratio, which is defined as nonaccrual loans and OREO as a percentage of total assets, was 0.11% at June 30, 2010 and 0.04% at June 30, 2009. The Company had no OREO at either June 30, 2010 or June 30, 2009 and one troubled debt restructured loan (“TDR”) totaling $392,000 at June 30, 2010. As of June 30, 2010, the Company had $180,000 in loans delinquent 30 to 89 days, representing 0.09% of total loans, versus $121,000, or 0.06% of total loans, at June 30, 2009.

As of June 30, 2010, the Company’s tangible common equity ratio and tangible book value per share were 12.31% and $7.15, respectively. As of June 30, 2009, the Company’s tangible common equity ratio and tangible book value per share were 12.03% and $6.92, respectively.

The Board of Directors has declared a quarterly cash dividend of $0.05 per share payable August 31, 2010 to shareholders of record as of August 17, 2010.

Neal Golding has resigned from our Board of Directors and joined the Board of Hudson City Bancorp, Inc. We want to thank Neal for his years of dedicated service to the Company and we wish him well in his new role.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

	Quarter Ended June 30
($ in thousands except per share data)	2010	2009

Income Statement Data:
Net interest income	$2,832	$2,524
Provision for loan losses	-	150
Net interest income after prov. for loan losses	2,832	2,374
Non-interest income	485	716
Non-interest expense	2,425	2,645
Income before income taxes	892	445
Income tax expense	291	114
Net income	$601	$331
Net income available to common	$601	$74
Diluted earnings per share	$0.11	$0.01

Balance Sheet Data:
At period end-
Total assets	$316,690	$312,918
Loans, net	204,486	205,343
Loans held for sale	1,908	10,706
Allowance for loan losses	3,188	2,774
Investment securities held to maturity	11,527	12,262
Investment securities held for sale	32,631	28,128
Deposits	264,791	262,196
Borrowings	11,000	11,000
Shareholders' equity	39,037	37,632
Book value per share	$7.15	$6.92
Tangible common equity ratio	12.33%	12.03%
Average for the period-
Interest-earning assets	285,528	295,315
Total assets	304,906	314,964
Shareholders' equity	39,131	42,267

Performance Ratios:
Return on average assets	0.79%	0.42%
Return on average equity	6.16%	3.14%
Net interest margin (FTE)	4.06%	3.51%
Efficiency ratio	73.1%	81.6%

Asset Quality:
Net charge-offs (recoveries)	(3)	-
At period end-
Nonaccrual loans	364	119
OREO property	-	-
Total nonperforming assets	364	119
Troubled debt restructured loans	392	-
Nonaccrual loans to total loans	0.18%	0.06%
Nonperforming assets to total assets	0.11%	0.04%
Allowance for loan losses to total loans	1.54%	1.33%
Allowance as a % of nonperforming loans	876%	2,331%

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

INTEREST INCOME

Loans, including fees	$2,895	$2,913	$5,700	$5,801
Federal funds sold	-	-	-	2
Investment securities	461	499	937	1,062
Cash and due from banks	24	26	52	37
Total interest income	3,380	3,438	6,689	6,902

INTEREST EXPENSE
Deposits	455	821	1,005	1,611
Federal Home Loan Bank advances	93	93	184	184
Total interest expense	548	914	1,189	1,795

Net interest income	2,832	2,524	5,500	5,107

PROVISION FOR LOAN LOSSES	-	150	75	600

Net interest income after provision for
loan losses	2,832	2,374	5,425	4,507

NON-INTEREST INCOME
Service fees on deposit accounts	69	64	148	135
Gains on sales of mortgage loans, net	262	513	449	798
Bank owned life insurance	74	77	149	722
Other income	80	62	161	132
Total Non-Interest Income	485	716	907	1,787

NON-INTEREST EXPENSE
Salaries and employee benefits	1,314	1,288	2,680	2,768
Occupancy expense	427	470	862	978
Advertising and business promotions	65	60	108	101
Printing stationery and supplies	35	49	75	114
Data processing	136	131	263	251
FDIC insurance	91	265	201	323
Other operating expense	357	382	686	776
Total Non-Interest Expense	2,425	2,645	4,875	5,311

Income before provision for taxes	892	445	1,457	983

PROVISION FOR INCOME TAX	291	114	446	33

Net income	$601	$331	$1,011	$950

Dividends on preferred stock and accretion	-	257	-	350

Net income available to common stockholders	$601	$74	$1,011	$600

Per share data
Net income - diluted	$0.11	$0.01	$0.18	$0.11

	June 30, 2010	December 31, 2009

ASSETS

Cash and due from banks	$5,709	$4,911
Interest bearing deposits at other banks	42,101	51,381
Total cash and cash equivalents	47,810	56,292

Loans held for sale, net	1,908	5,360
Investment securities held to maturity (Approximate maket value
of $11,404 in 2010 and $11,983 in 2009)	11,527	12,262
Investments available for sale	32,631	34,215

Loans receivable	207,674	206,768
Less allowance for loan losses	(3,188)	(3,111)

Net loans receivable	204,486	203,657

Premises and equipment, net	5,475	5,592
Bank owned life insurance	7,905	7,756
Accrued interest receivable	1,152	1,127
Prepaid expenses	1,194	1,440
Other assets	2,602	2,409

Total assets	$316,690	$330,110

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits-demand	$61,932	$59,288
Interest bearing deposits
Now, M/M and savings	162,656	169,510
Certificates of deposit,under $100,000	20,730	26,041
Certificates of deposit, $100,000 and over	19,473	24,286

Total deposits	264,791	279,125

Federal Home Loan Bank advances	11,000	11,000
Other liabilities	1,862	1,785

Total liabilities	277,653	291,910

STOCKHOLDERS' EQUITY
Preferred stock- 1,000,000 Shares authorized, none issued	-	-
Common stock- authorized 9,000,000 shares
of no par value;issued and outstanding, 5,459,464
shares in 2010 and 5,438,762 shares in 2009	37,896	37,334
Retained earnings	244	182
Accumulated other comprehensive income	897	684

Total stockholders' equity	39,037	38,200

Total liabilities and stockholders' equity	$316,690	$330,110